Exhibit 99.1

WEX Inc. Reports Third Quarter 2016 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 27, 2016--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2016.

Third Quarter 2016 Financial Results

Total revenue for the third quarter of 2016 increased 27.3% to $287.8 million from $226.1 million for the third quarter of 2015. During the quarter, lower fuel prices negatively impacted revenue by $10.7 million when compared to the prior year period. The impact of foreign currency translation was not material.

Net earnings attributable to shareholders on a GAAP basis decreased $12.5 million to $19.7 million, or $0.46 per diluted share, compared with $32.2 million, or $0.83 per diluted share, for the third quarter of 2015. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, for the third quarter of 2016 was $53.4 million, or $1.25 per diluted share, which is above the high end of our guidance range, down from $1.30 per diluted share for the same period last year. Please note that beginning this quarter, adjusted net income excludes the amortization of debt issuance costs. For comparative purposes, adjusted net income year to date and for the prior period also reflects this change. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"I am extremely pleased to report our results for the quarter came in ahead of our top and bottom line expectations," said Melissa Smith, WEX’s president and chief executive officer. "Our commitment to expanding our market-leading offerings, accelerating growth across our core verticals, and capturing scale continues to pay off. This includes furthering the price modernization work in Fleet, making meaningful headway on the integration of EFS, robust growth in our health and employee benefits business, as well as capturing new business signings and marquee client renewals during the quarter."

Smith continued, "Overall, I am encouraged by the strength of our growth engine, the diversity of our business as we continue to expand globally, and our pipeline, which remains robust across our core verticals. We made significant progress in achieving our strategic objectives for the year and remain excited about our ability to carry this momentum through the fourth quarter and into next year."

Third Quarter 2016 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 10.3 million, an increase of 6% from the third quarter of 2015.
  Total fuel transactions processed increased 21% from the third quarter 2015 to 126.9 million. Payment processing transactions increased 15% to 102.9 million.
  Average expenditure per payment processing transaction was $64.05, which represents a decrease of 2% from the third quarter of 2015.
  U.S. retail fuel price decreased 14% to $2.24 per gallon from $2.61 per gallon in the third quarter of 2015.
  Total Travel and Corporate Solution card purchase volume grew 23% to $7.1 billion, from $5.8 billion in the third quarter of 2015.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the fourth quarter of 2016, WEX expects revenue in the range of $272 million to $282 million and adjusted net income in the range of $52 million to $55 million, or $1.20 to $1.27 per diluted share.
  For the full year 2016, the Company expects revenue in the range of $1.00 billion to $1.01 billion and adjusted net income in the range of $186 million to $189 million, or $4.53 to $4.60 per diluted share.

"We are pleased by our strong performance this quarter, and remain encouraged by our momentum entering the final quarter of 2016. As we look ahead, our updated guidance for the full year reflects favorable contributions from our outperformance in the third quarter, slightly improved fuel prices compared to our prior assumption, contributions from EFS, and operational efficiencies. We look forward to a strong close to 2016," said Roberto Simon, WEX's chief financial officer.

Fourth quarter 2016 guidance is based on an assumed average U.S. retail fuel price of $2.32 per gallon. Full-year 2016 guidance is based on an assumed average U.S. retail fuel price of $2.22 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. Our guidance assumes approximately 43 million shares outstanding for the fourth quarter.

The Company's guidance also assumes that fourth quarter 2016 fleet credit loss will range between 12 and 17 basis points, and full year 2016 fleet credit loss will range between 10 and 11 basis points.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes acquisition and divestiture related items, certain debt restructuring costs and debt issuance cost amortization, stock-based compensation, restructuring costs, net foreign currency remeasurement gains and losses, non-cash adjustments related to tax receivable agreement, similar adjustments attributed to our non-controlling interest and certain tax related items.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there are no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three and nine months ended September 30, 2016 and 2015, and in Exhibit 3, a table of selected non-financial metrics for the five quarters ended September 30, 2016. The Company is also providing selected segment revenue information for the three and nine months ended September 30, 2016 and 2015 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 27, 2016, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 88565999. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE:WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,500 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; beliefs about momentum and opportunities to drive scale; and, confidence about the Company’s market position, product offerings and customer service. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, specifically, the Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems (or those of its third party service providers) and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of potential acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2015, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2016 and in Item 1A of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2016. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
Payment processing revenue	$146,182	$133,198	$383,319	$378,714
Account servicing revenue	58,815	39,578	150,770	115,000
Finance fee revenue	36,138	23,502	92,348	64,094
Other revenue	46,621	29,779	101,184	84,187
Total revenues	287,756	226,057	727,621	641,995
Expenses
Salary and other personnel	76,706	57,174	206,778	174,682
Restructuring	2,531	(45)	7,626	8,514
Service fees	53,415	36,924	136,098	100,935
Provision for credit losses	9,489	6,635	19,849	14,532
Technology leasing and support	12,517	10,157	34,525	29,612
Occupancy and equipment	7,271	5,240	19,096	15,271
Depreciation and amortization	46,008	20,778	91,381	62,924
Operating interest expense	2,599	1,483	5,490	4,419
Cost of hardware and equipment sold	859	706	2,429	2,499
Other	21,793	19,260	57,018	50,919
Gain on divestiture	—	—	—	(1,215)
Total operating expenses	233,188	158,312	580,290	463,092
Operating income	54,568	67,745	147,331	178,903
Financing interest expense	(35,064)	(11,330)	(87,040)	(35,334)
Net foreign currency gain (loss)	5,932	6,525	17,233	(12)
Net realized and unrealized gain on fuel price derivative instruments	—	7,922	711	4,671
Non-cash adjustments related to tax receivable agreement	(168)	1,634	(168)	1,634
Income before income taxes	25,268	72,496	78,067	149,862
Income taxes	6,065	30,714	23,730	61,647
Net income	19,203	41,782	54,337	88,215
Less: Net (loss) gain attributable to non-controlling interests	(493)	203	(1,013)	(2,201)
Net earnings attributable to WEX Inc.	$19,696	$41,579	$55,350	$90,416
Accretion of non-controlling interest	—	(9,413)	—	(9,413)
Net earnings attributable to shareholders	$19,696	$32,166	$55,350	$81,003
Net earnings attributable to shareholders per share:
Basic	$0.46	$0.83	$1.38	$2.09
Diluted	$0.46	$0.83	$1.38	$2.08
Weighted average common shares outstanding:
Basic	42,788	38,745	40,126	38,780
Diluted	42,871	38,808	40,199	38,852

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$537,150	$279,989
Accounts receivable (less reserve for credit losses of $13,987 in 2016 and $13,832 in 2015)	2,061,358	1,508,605
Securitized accounts receivable, restricted	89,252	87,724
Income taxes receivable	11,006	—
Available-for-sale securities	24,160	18,562
Fuel price derivatives, at fair value	—	5,007
Property, equipment and capitalized software (net of accumulated depreciation of $224,075 in 2016 and $192,140 in 2015)	162,473	138,585
Deferred income taxes, net	43,362	10,303
Goodwill	1,894,663	1,112,878
Other intangible assets, net	1,293,124	470,712
Other assets	270,142	215,544
Total assets	$6,386,690	$3,847,909
Liabilities and Stockholders’ Equity
Accounts payable	$711,101	$378,811
Accrued expenses	287,523	156,180
Income taxes payable	2,181	2,732
Deposits	1,286,595	870,518
Securitized debt	83,868	82,018
Revolving line-of-credit facilities and term loan, net	1,702,265	664,918
Deferred income taxes, net	227,451	83,912
Notes outstanding, net	395,351	394,800
Other debt	108,127	50,046
Amounts due under tax receivable agreement	49,612	57,537
Other liabilities	14,411	10,756
Total liabilities	4,868,485	2,752,228
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,171 shares issued in 2016 and 43,079 in 2015; 42,840 shares outstanding in 2016 and 38,746 in 2015	472	431
Additional paid-in capital	542,010	174,972
Non-controlling interest	11,614	12,437
Retained earnings	1,238,984	1,183,634
Accumulated other comprehensive income	(102,533)	(103,451)
Less treasury stock at cost; 4,428 shares in 2016 and 2015	(172,342)	(172,342)
Total stockholders’ equity	1,518,205	1,095,681
Total liabilities and stockholders’ equity	$6,386,690	$3,847,909

Exhibit 1
Reconciliation of GAAP Net Earnings Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, excepts per share data) (unaudited)

	Three months ended September 30,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to shareholders	$19,696	$0.46	$32,166	$0.83
Acquisition and divestiture related items	46,955	1.10	11,888	0.31
Debt restructuring and debt issuance cost amortization	9,106	0.21	778	0.02
Stock-based compensation	5,199	0.12	3,067	0.08
Restructuring and other costs	3,767	0.09	(45)	—
Changes in unrealized fuel price derivatives	—	—	3,251	0.08
Net foreign currency remeasurement gains	(5,932)	(0.14)	(6,525)	(0.17)
Non-cash adjustments related to tax receivable agreement	168	—	(1,634)	(0.04)
Regulatory reserve	—	—	2,250	0.06
ANI adjustments attributable to non-controlling interest	(339)	(0.01)	9,025	0.23
Tax related items	(25,214)	(0.59)	(3,827)	(0.10)
Adjusted Net Income attributable to shareholders	$53,406	$1.25	$50,394	$1.30

	Nine months ended September 30,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to shareholders	$55,350	$1.38	$81,003	$2.08
Acquisition and divestiture related items	108,805	2.71	34,843	0.90
Debt restructuring and debt issuance cost amortization	10,649	0.26	2,319	0.06
Stock-based compensation	14,312	0.36	10,227	0.26
Restructuring and other costs	11,689	0.29	8,514	0.22
Changes in unrealized fuel price derivatives	5,007	0.12	27,552	0.71
Net foreign currency remeasurement (gain) loss	(17,233)	(0.43)	12	—
Non-cash adjustments related to tax receivable agreement	168	—	(1,634)	(0.04)
Regulatory reserve	—	—	2,250	0.06
ANI adjustments attributable to non-controlling interest	(1,200)	(0.03)	5,407	0.14
Tax related items	(53,505)	(1.33)	(24,570)	(0.63)
Adjusted Net Income attributable to shareholders	$134,042	$3.33	$145,923	$3.76

Note: per share amounts may not sum due to rounding

The Company's non-GAAP adjusted net income guidance excludes acquisition and divestiture related items, debt restructuring and debt issuance cost amortization, stock-based compensation, restructuring and other costs, changes in unrealized fuel price derivatives, net foreign currency remeasurement gains and losses, non-cash adjustments related to tax receivable agreement, reserves for regulatory penalties, similar adjustments attributed to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses it to allocate resources. The Company considers this measure integral because in the periods prior to the second quarter of 2016, it eliminated the non-cash volatility associated with fuel price related derivative instruments, and it continues to exclude other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, acquisition-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments and acquisition related asset impairments. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Debt issuance cost amortization is a non-cash item. Additionally, both these and the costs associated with debt restructuring are unrelated to the continuing operations of the Company. Because these types of costs are dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business.
  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.

  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  Regulatory reserves reflect charges related to the estimated impact of a regulatory action which resulted in WEX paying a penalty. We have excluded this item when evaluating our continuing business performance as it is not consistently recurring and does not reflect an expected future operating expense, nor provide insight into the fundamentals of the current or past operations of our business.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, and the non-cash adjustments related to tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$184,758	142,837	$63,315	$56,482	$39,683	$26,738	$287,756	$226,057
FX impact (favorable) / unfavorable	(694)	—	1,144	—	(544)	—	(94)	—
PPG impact (favorable) / unfavorable	10,726	—	—	—	—	—	10,726	—

	Nine months ended September 30,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$449,791	411,770	$161,795	$147,769	$116,035	$82,456	$727,621	$641,995
FX impact (favorable) / unfavorable	2,361	—	2,967	—	1,545	—	6,873	—
PPG impact (favorable) / unfavorable	40,170	—	—	—	—	—	40,170	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earns revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows management's estimate of the impact of certain macro factors on reported Adjusted Net Income:

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$(11)	—	$336	—	$(189)	—
PPG impact (favorable) / unfavorable	6,443	—	—	—	—	—
Realized gain on hedge settlement	—	6,635	—	—	—	—

	Nine months ended September 30,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$734	—	$870	—	$266	—
PPG impact (favorable) / unfavorable	24,233	—	—	—	—	—
Realized gain on hedge settlement	—	20,023	—	—	—	—

To determine the estimated earnings impact of foreign exchange translation (“FX”), revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of price per gallon of fuel (“PPG”), revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	102,947	94,155	89,097	84,763	89,578
Gallons per payment processing transaction	27.0	22.6	22.7	23.3	23.0
Payment processing gallons of fuel (000s)	2,776,622	2,126,372	2,018,310	1,972,028	2,064,100
Average US fuel price (US$ / gallon)	$2.24	$2.29	$1.97	$2.29	$2.61
Average Australian fuel price (US$ / gallon)	$3.45	$3.29	$3.10	$3.36	$3.63
Payment processing $ of fuel (000s)	$6,593,406	$5,236,151	$4,336,399	$5,000,752	$5,825,928
Net payment processing rate	1.26%	1.35%	1.44%	1.46%	1.38%
Fleet payment processing revenue (000s)	$83,132	$70,711	$62,290	$72,995	$80,230
Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$7,138,956	$5,595,326	$4,879,001	$4,567,831	$5,800,134
Net interchange rate	0.74%	0.77%	0.71%	0.80%	0.76%
Payment solutions processing revenue (000s)	$52,551	$43,194	$34,626	$36,726	$44,386
Health and Employee Benefit Solutions:
Purchase volume (000s)	$875,598	$1,051,839	$1,092,552	$591,445	$651,845

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use WEX corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 4 Segment Revenue Information Third Quarter Ended September 30, 2016 and 2015 (in thousands) (unaudited)
Fleet Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$83,132	$80,230	$2,902	3.6%	$216,133	$233,300	$(17,167)	(7.4)%
Account servicing revenue	37,414	26,024	11,390	43.8%	90,400	75,267	15,133	20.1%
Finance fee revenue	33,230	21,794	11,436	52.5%	85,841	59,858	25,983	43.4%
Other revenue	30,982	14,789	16,193	109.5%	57,417	43,345	14,072	32.5%
Total revenues	$184,758	$142,837	$41,921	29.3%	$449,791	$411,770	$38,021	9.2%

Travel and Corporate Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$52,551	$44,387	$8,164	18.4%	$130,372	$114,586	$15,786	13.8%
Account servicing revenue	242	449	(207)	(46.1)%	852	1,329	(477)	(35.9)%
Finance fee revenue	115	104	11	10.6%	336	233	103	44.2%
Other revenue	10,407	11,542	(1,135)	(9.8)%	30,235	31,621	(1,386)	(4.4)%
Total revenues	$63,315	$56,482	$6,833	12.1%	$161,795	$147,769	$$14,026	9.5%

Health and Employee Benefit Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$10,499	$8,581	$1,918	22.4%	$36,814	$30,828	$5,986	19.4%
Account servicing revenue	21,159	13,105	8,054	61.5%	59,518	38,404	21,114	55.0%
Finance fee revenue	2,793	1,604	1,189	74.1%	6,171	4,003	2,168	54.2%
Other revenue	5,232	3,448	1,784	51.7%	13,532	9,221	4,311	46.8%
Total revenues	$39,683	$26,738	$12,945	48.4%	$116,035	$82,456	$$33,579	40.7%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com